Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces Third Quarter 2018 Results
Investment and Trust Services Assets Surpass $500 Million

Mt. Pleasant, Michigan, November 8, 2018 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (the “Corporation”) (OTCQX: ISBA), announced the Corporation’s earnings results for the third quarter of 2018. The Corporation reported net income of $3.7 million or earnings per common share of $0.47 for the third quarter of 2018. Achievements in the third quarter of 2018 and the nine month period ended September 30, 2018 include:

•	Third quarter net income increased $363,000 or 10.9% from the second quarter

•	Assets managed by Investment and Trust Services reached an all time high

•	Loan growth of $48 million year to date

“We are pleased to share our successful results for the third quarter of 2018,” stated Mr. Evans. “Our focus continues to be on enhancing the customer experience and delivering superior service by offering a full array of competitive products and services. Our investment and trust professionals and their capabilities were evidenced by the continued growth in assets they manage as we exceeded $500 million in assets under management.”
Net Income
Net income for the three and nine month periods ended September 30, 2018 was $3.7 million and $10.5 million, respectively. Net income for the same periods of 2017 was $3.5 million and $10.5 million, respectively. Interest income for the first nine months of 2018 increased $3.9 million when compared to the same period in 2017 as the result of strong loan growth, which totaled $48.4 million during the first nine months of 2018. Net interest income increased $1.6 million for the first nine months of 2018 in comparison to the same period in 2017. Primarily as a result of loan growth and increased levels of loan charge-offs, the provision for loan losses increased by $551,000 for the first nine months of 2018 in comparison to the same period in 2017. Noninterest expenses for the first nine months of 2018 exceeded expenses for the same period in 2017 due to increased consulting fees related to income tax strategies and increased costs related to upgrades with technology and network security. Additionally in 2017, noninterest expenses were reduced by a $525,000 settlement with an insurance claim administrator in favor of Isabella Bank. Net income in 2018 has benefited from the lower federal statutory tax rate established by the 2017 Tax Cuts and Jobs Act.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.95% for the nine month period ended September 30, 2018. The Federal Reserve Bank increased short-term interest rates during each quarter of 2018 and management anticipates an additional increase in the fourth quarter of 2018. Management anticipates improvement in the net yield on interest earning assets as a result of a combination of projected Federal Reserve Bank short-term rate increases, the asset mix shifting to an increasing percentage of loans compared to investment securities, and strategic growth in loans.
Assets
As of September 30, 2018, total assets were $1.8 billion and assets under management were $2.6 billion. Assets under management include $257.4 million of loans sold and serviced, and $504.4 million of assets managed by Investment and Trust Services, in addition to assets on the consolidated balance sheet. Total assets under management have increased $37.4 million since December 31, 2017.
Loans
Loans outstanding as of September 30, 2018 totaled $1.1 billion. The Corporation's loan portfolio grew by $48.4 million or 4.4% during the nine month period ended September 30, 2018. This growth was largely driven by the commercial and agricultural loan portfolio which increased $35.1 million during this time period. Also contributing to this growth were increases in residential real estate and consumer loans of $13.3 million.
Deposits
Total deposits increased by $2.0 million during the third quarter of 2018, ending the quarter at $1.3 billion. Total deposits grew $11.5 million during the first nine months of 2018 and $60.7 million during the past 12 months. The growth over the past 12 months was largely related to certificates of deposit as well as core demand deposit accounts. Product pricing and the high level of customer service continues to attract new business.
Capital
The Corporation's banking subsidiary, Isabella Bank (the "Bank"), continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of

September 30, 2018, the Bank’s Tier 1 Leverage Ratio was 7.9%, Tier 1 Capital Ratio was 11.4% and Total Capital Ratio was 12.0%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 8.5%, Tier 1 Capital Ratio was 12.2% and Total Capital Ratio was 12.8% as of September 30, 2018.
Dividend
During the third quarter of 2018, the Corporation paid a $0.26 per common share cash dividend. Based on the Corporation's closing stock price of $26.75 as of September 28, 2018, the annualized cash dividend yield was 3.9%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 115 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
INCOME STATEMENT DATA	2018	2017	2018	2017
Interest income	$16,419	$14,976	$47,253	$43,335
Interest expense	4,231	3,200	11,373	9,059
Net interest income	12,188	11,776	35,880	34,276
Provision for loan losses	(76)	49	636	85
Noninterest income	2,863	2,698	8,086	8,102
Noninterest expenses	11,072	10,139	31,952	29,597
Federal income tax expense	359	750	887	2,180
Net income	$3,696	$3,536	$10,491	$10,516

PER SHARE DATA
Basic earnings	$0.47	$0.45	$1.33	$1.34
Diluted earnings	$0.46	$0.44	$1.30	$1.31
Dividends	$0.26	$0.26	$0.78	$0.76
Close*	$26.75	$29.00	$26.75	$29.00
Common shares outstanding*	7,830,940	7,856,664	7,830,940	7,856,664

* At end of period

	September 30 2018	June 30 2018	December 31 2017	September 30 2017
BALANCE SHEET DATA
Gross loans	$1,139,930	$1,151,756	$1,091,519	$1,077,544
Investment securities	$501,139	$524,108	$548,730	$549,274
Total assets	$1,833,663	$1,836,955	$1,813,130	$1,791,967
Deposits	$1,276,806	$1,274,762	$1,265,258	$1,216,062
Borrowed funds	$359,776	$362,496	$344,878	$367,027
Shareholders' equity	$188,536	$191,949	$194,905	$196,463

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$257,400	$257,865	$266,789	$268,817
Assets managed by Investment and Trust Services	$504,371	$494,533	$478,146	$467,601
Total assets under management	$2,595,434	$2,589,353	$2,558,065	$2,528,385

CAPITAL RATIOS
Tier 1 leverage	8.5%	8.7%	8.5%	8.5%
Tier 1 risk-based capital	12.2%	12.1%	12.2%	12.2%
Total risk-based capital	12.8%	12.8%	12.9%	12.8%